EXHIBIT 99
                                                         ----------
News for Immediate Release
March 1, 2002

				WesBanco, Inc.
				1 Bank Plaza
				Wheeling, WV 26003

				And

				American Bancorporation
				Suite 800
                                1025 Main Street
				Wheeling, WV 26003

                                For Further Information Contact:
				Paul M. Limbert (304) 234-9206
				President and CEO, WesBanco, Inc.

				Or

				Jeremy C. McCamic (304) 233-5006
				Chairman of the Board and CEO,
				American Bancorporation

WesBanco, Inc. Consummates Merger with American Bancorporation

Wheeling, WV . . . . WesBanco, Inc. ("WesBanco") (Nasdaq: WSBC), a
multi-state bank holding company headquartered in Wheeling, West Virginia, and American Bancorporation ("American") (Nasdaq: AMBC), Wheeling, West Virginia, jointly

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WesBanco / American Merger
Page 2

announced today the consummation of WesBanco's acquisition of American and the merger of American's affiliate, Wheeling National Bank, Wheeling, West Virginia, with and into WesBanco affiliate, WesBanco Bank, Inc. The joint announcement of the transactions was made by Paul M. Limbert, President and Chief Executive Officer of WesBanco and Jeremy C. McCamic, Chairman of the Board and CEO of American.

While Wheeling National Bank was legally merged into WesBanco Bank, Inc. as of the consummation date, customer files and banking products are not scheduled to be merged until a computer conversion occurs at the close of business on March 14, 2002. As a result, beginning on March 15, 2002, both WesBanco and Wheeling National Bank customers will be able to conduct banking transactions at all of the banking locations of the combined organization.

The merger, which was previously announced on February 22, 2001, and approved by both the Federal Reserve Board and the West Virginia Division of Banking, was approved on February 20, 2002 by American's shareholders. Under the terms of the Definitive Agreement and Plan of Merger, WesBanco will exchange 1.1 shares of WesBanco common stock for each share of American's common stock outstanding.

As a result of the merger, Jeremy C. McCamic, the Chairman of the Board and Chief Executive Officer of American, and Abigail M. Feinknopf, a director of American, have been appointed to the WesBanco, Inc. Board of Directors. Jolyon W. McCamic, Jeffrey W. McCamic and Jack O. Cartner, directors of American, have been elected to the WesBanco Bank, Inc. Board of Directors. Jeremy C. McCamic and Paul W. Donahie, Vice Chairman of Wheeling National Bank, will continue to serve WesBanco in a consulting capacity.
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WesBanco / American Merger
Page 3

WesBanco's merger with American creates a single bank holding company with approximately $3.2 billion in total assets, $330 million in shareholders' equity and 75 banking offices. The combination establishes WesBanco as the second largest bank holding company headquartered in West Virginia, expands WesBanco's market share in the tri-state area and includes expansion into new markets with an office in Washington, Pennsylvania, an office in Cambridge, Ohio and four offices in Columbus, Ohio.

WesBanco is a multi-state bank holding company that now operates through banking offices in West Virginia, Ohio and Pennsylvania. Its banking subsidiary is WesBanco Bank, Inc., headquartered in Wheeling, West Virginia. In addition, WesBanco operates an insurance company, WesBanco Insurance Services, Inc., and a full service broker/dealer, WesBanco Securities, Inc. that also operates Mountaineer Securities, WesBanco's discount brokerage operation.

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